FOR IMMEDIATE RELEASE

JOINT-VENTURE WITH STATE-OWNED ENTERPRISE RECEIVES BUSINESS LICENSE

PINGDINGSHAN, China – May 2, 2011 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that its planned joint-venture with the state-owned Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”) has received its business license. The business license, dated April 28, 2011, is issued by the State Administration of Industry and Commerce of Zhengzhou, the provincial capital of Henan Province, China.

The Company’s interests in the joint-venture, which is named “Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd.” (“Hongyuan CSG”), are held by Henan Zhonghong Energy Investment Co., Ltd. (“Zhonghong Investment”), which was formed by the Company in December 2010 for such purpose. Under its business license, Hongyuan CSG’s business parameters include: (1) research and development of and technical consulting in coal and coal bed methane (“CBM”) extraction; (2) research and development in CBM-related engineering; (3) investment and management of coal, CBM and coke enterprises; and, (4) sales of mining facilities.

With the business license in place, the Company now intends to carry out and complete all previously announced coal mine acquisitions through Hongyuan CSG, as well as to pursue any other potential acquisitions until the provincial-wide consolidation drive expires at the end of the year. The Company also intends to operate its Hongchang Mine through Hongyuan CSG, and expects that operations there can officially resume full capacity sometime in the second half of fiscal 2012. Under this joint-venture framework, Henan Coal Seam Gas will assume management of and responsibility for all mining safety issues at Hongchang Mine as well as all other mines to be acquired by Hongyuan CSG.

Henan Coal Seam Gas is a state-owned conglomerate encompassing coal mining and CBM investment and management, coal resources integration, coal and CBM extraction, and related technological research and development and supports.

SinoCoking’s Chairman and CEO, Mr. Jianhua LV, noted, “Through this joint-venture, we are confident that we will be able to secure our coal requirements and control our cost of coal as we move forward to complete our acquisitions.  At the same time, we will utilize the strengths of Henan Coal Seam Gas, including its strong technical backgrounds, solid mine-safety management team and history of safe coal mine operations, to improve overall mining efficiency and safety. By working with a state-owned enterprise through this joint-venture, we believe that this can also reduce any potential disruptions that future coal mining policy changes from the central government may otherwise have on our operations.”

About SinoCoking
SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 metric tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu	The Equity Group Inc.
Chief Financial Officer	Lena Cati / lcati@equityny.com / (212) 836-9611
+ 86-375-2882-999	Linda Latman / llatman@equityny.com / (212) 836-9609
sinocoking@sina.com	www.theequitygroup.com